                                                                    EXHIBIT 15.1



                   BARBEQUES GALORE LIMITED AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

[KPMG LOGO APPEARS HERE]

    CHARTERED ACCOUNTANTS

    The KPMG Centre
    111 Phillip Street          PO Box 207             Telephone: (02) 9895 8444
    Parramatta NSW 2150         Parramatta NSW 2124    Facsimile: (02) 9633 2589
    Australia                   Australia              DX 8297 PARRAMATTA


INDEPENDENT REVIEW REPORT

The Board of Directors
Barbeques Galore Limited:

We have reviewed the accompanying consolidated financial statements of Barbeques Galore Limited and subsidiaries as of January 31, 1997, 1996 and 1995 and for the years then ended. These consolidated financial statements are the responsibility of the company's management.

We conducted our review in accordance with auditing standards generally accepted in Australia applicable to review engagements, that are substantially equivalent to standards established by the American Institute of Certified Public Accountants. A review consists principally of applying analytical procedures to financial data and inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles in the United States.


/s/ KPMG

August 8, 1997
Sydney, Australia

[LOGO OF KPMG APPEARS HERE]

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements


CONSOLIDATED BALANCE SHEETS

                           January 31,     January 31,     January 31,
                              1995            1996            1997
ASSETS                     (unaudited)     (unaudited)
                           (in A$ thousands, except share and per
                                        share data)

Current assets:
Cash and cash
 equivalents               $     35           2,441              30
Accounts receivable,
 net                          7,782           8,201           7,350
Receivables from
 affiliates                   1,556             304             362
Inventories                  33,571          36,708          33,928
Deferred income taxes           689           1,063           2,472
Prepaid expenses and
 other current assets         1,083           1,136           1,131
                            -------         -------         -------
Total current assets         44,716          49,853          45,273

Non-current assets:
Receivables from
 affiliates                     400             412             696
Property, plant and
 equipment, net              13,810          14,519          18,348
Goodwill, net                   404             474           1,476
Deferred income taxes           425             486             871
Other non-current
 assets                       2,190           1,800           1,306
                            -------         -------         -------
Total assets                $61,945          67,544          67,970
                            =======         =======         =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY

Current liabilities:
Bank overdraft              $   836               -           1,826
Accounts payable and
 accrued liabilities         11,099          10,625          13,693
Payables to related
 parties                        494           1,347           1,231
Payables to affiliates            -              99               -
Current maturities of
 long-term debt               8,844           9,949           2,964
Current portion of
 obligations under
 capital leases                 495             829           1,395
Income taxes payable          1,861           1,865           1,612
                            -------         -------         -------
Total current
 liabilities                 23,629          24,714          22,721

Non-current liabilities:
Long-term debt                8,574           8,547          20,718
Convertible notes                 -               -          10,042
Obligations under
 capital leases,
 excluding current
 portion                      1,989           3,084           3,516
Other long-term
 liabilities                  1,067             850             808
                            -------         -------         -------
Total liabilities            35,259          37,195          57,805
                            -------         -------         -------
Shareholders' equity:

Ordinary shares, $3.64
 par value; authorized
 27,437,853 shares           16,220          16,220           6,720
Additional paid-in
 capital                     14,113          14,113           4,613
Foreign currency
 translation adjustment         280             313             200
Retained deficit             (3,927)           (297)         (1,368)
                            -------         -------         -------
Total shareholders'
 equity                      26,686          30,349          10,165
                            -------         -------         -------
Total liabilities and
 shareholders' equity       $61,945          67,544          67,970
                            =======         =======         =======

See accompanying notes to consolidated financial statements.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

                          Year ended       Year ended       Year ended
                          January 31,      January 31,      January 31,
                             1995             1996             1997
                          (unaudited)      (unaudited)      (unaudited)
                             (in A$ thousands, except share and per
                                           share data)
Net sales                 $ 134,794         138,877          148,369
Cost of goods sold,
 warehouse, distribution
 and occupancy costs         90,477          94,899          103,324
                          ---------        --------         --------
Gross profit                 44,317          43,978           45,045

Selling, general and
 administrative
 expenses                    37,081          38,921           40,751
Store pre-opening costs         109             178              239
Relocation and closure
 costs                            -               -            1,336
                          ---------        --------         --------
Operating income              7,127           4,879            2,719
                          ---------        --------         --------
Equity in income of
 affiliates, net of tax         696           1,205              379
Interest expense              2,005           2,428            2,236
Other expenses (income)           -          (2,303)           1,132
                          ---------        --------         --------
Income (loss) before
 income taxes                 5,818           5,959             (270)
Income tax expense
 (benefit)                    1,478             496             (822)
                          ---------        --------         --------
Net income                $   4,340           5,463              552
                          =========        ========         ========
Earnings per share:
Net income per
 ordinary share and
 ordinary share
 equivalent ($A per
 share)                   $    0.95        $   1.19         $   0.13
Weighted average shares
 outstanding (in
 thousands)                   4,570           4,570            4,348
                          =========        ========         ========

See accompanying notes to consolidated financial statements.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                               Foreign
                                                 Additional   Currency                  Total
                            Shares     Ordinary   Paid-In    Translation  Retained  Shareholders'
                          Outstanding   Shares    Capital    Adjustment   Deficit      Equity
                          -----------  --------  ----------  -----------  --------  -------------
                             ('000)        (in A$ thousands, except share and per share data)

Balances at January 31,
 1994 (unaudited)           4,450     $16,220      14,113          638    (7,050)        23,921
Net income                      -           -           -            -     4,340          4,340
Dividends of $0.0911
 and $0.1822 per share          -           -           -            -    (1,217)        (1,217)
Foreign currency
 translation adjustment         -           -           -         (358)        -           (358)
                           ------     -------    --------        -----   -------       --------
Balances at January 31,
 1995 (unaudited)           4,450      16,220      14,113          280    (3,927)        26,686
Net income                      -           -           -            -     5,463          5,463
Dividends of $0.2733
 and $0.1385 per share          -           -           -            -    (1,833)        (1,833)
Foreign currency
 translation adjustment         -           -           -           33         -             33
                           ------     -------    --------        -----   -------       --------
Balances at January 31,
 1996 (unaudited)           4,450      16,220      14,113          313      (297)        30,349
Net income                      -           -           -            -       552            552
Dividends of $0.2733
 and $0.0911 per share          -           -           -            -    (1,623)        (1,623)
Foreign currency
 translation adjustment         -           -           -         (113)        -           (113)
Repurchase of ordinary
 shares                    (2,744)    (10,000)    (10,000)           -         -        (20,000)
Issuance of ordinary
 shares                       137         500         500            -         -          1,000
                           ------     -------    --------        -----   -------       --------
Balances at January 31,
 1997                       1,843       6,720       4,613          200    (1,368)        10,165
                           ======     =======    ========        =====   =======       ========

See accompanying notes to consolidated financial statements.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


                          Year ended       Year ended       Year ended
                          January 31,      January 31,      January 31,
                             1995             1996             1997
                          (unaudited)      (unaudited)      (unaudited)
                                        (in A$ thousands)

CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                $   4,340             5,463              552
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
Depreciation and
 amortization                 2,392             2,596            4,031
Deferred income taxes          (659)             (435)          (1,794)
Amounts set aside to
 provisions                     156              (160)            (703)
Gain on sale of
 affiliate                        -            (2,303)               -
Undistributed income of
 affiliates                    (271)              476               (6)
Loss (gain) on sale of
 property, plant and
 equipment                       46               279              707
Debt issue costs                  -                 -            1,132
Changes in operating
 assets and liabilities:
Receivables and prepaid
 expenses                    (2,206)           (1,623)           1,292
Inventories                  (1,537)           (3,062)           3,039
Other assets                    780               121              (45)
Accounts payable and
 accrued liabilities          1,722             1,062            2,425
                          ---------          --------         --------
Net cash provided by
 operating activities         4,763             2,414           10,630
                          ---------          --------         --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Proceeds from sale of
 affiliate                        -             2,222              173
Proceeds from sale of
 property, plant and
 equipment                      602               480               84
Capital expenditures         (2,094)           (2,120)          (6,602)
Loan repayments
 received                       524             2,170              320
                          ---------          --------         --------
Net cash provided by
 (used in) investing
 activities                    (968)            2,752           (6,025)
                          ---------          --------         --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Repayment of long-term
 debt                       (18,926)           (9,884)          (4,711)
Proceeds from long-term
 debt                        15,417            10,962           19,522
Debt issue costs                  -                 -           (1,132)
Bank overdraft proceeds
 (repayments)                   273              (836)           1,826
Principal payments under
 capital leases                (389)             (662)            (874)
Dividends paid               (1,217)           (1,833)          (1,623)
Repurchase of ordinary
 shares                           -                 -          (20,000)
                          ---------          --------         --------
Net cash (used in)
financing activities         (4,842)           (2,253)          (6,992)
                          ---------          --------         --------
Effects of exchange rate
 fluctuations                   (14)                4              (24)
                          ---------          --------         --------
Net increase (decrease)
 in cash and cash
 equivalents                 (1,061)            2,917           (2,411)
Cash and cash
 equivalents at
 beginning of the year        1,096                35            2,441
Adjustment to opening
 cash balance arising
 from deconsolidation of
 former subsidiary                -              (511)               -
                          ---------          --------         --------
Cash and cash
 equivalents at end of
 the year                 $      35             2,441               30
                          =========          ========         ========

See accompanying notes to consolidated financial statements.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS

    Barbeques Galore Limited ("Barbeques Galore" or "the Company") is an Australian resident company which is involved in the manufacture of barbecues and heaters, and wholesale and retail sales of barbecues, heaters, camping equipment, outdoor furniture, leisure products and related accessories through company-owned and licensed stores in Australia. The Company is also involved in the retailing, through Company-owned and franchised stores, of barbecues, fireplace equipment and accessories in the United States of America. The Company's manufacturing operations are located in Australia.

(b) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

(c) INVENTORIES

    Inventories are comprised of raw materials and stores, work in progress and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out ("FIFO") method.

(d) DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses foreign currency forward contracts to offset earnings fluctuations from anticipated foreign currency cash flows. These instruments are marked to market and the results recognized immediately as income or expense.

(e) INVESTMENTS IN AFFILIATED COMPANIES

    Investments in the ordinary shares of 20% to 50% owned companies are accounted for by the equity method.

(f) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Plant and equipment under capital leases are initially recorded at the present value of minimum lease payments. The method of depreciation and estimable useful lives over which property, plant and equipment are depreciated are as follows:

                                                   Method            Years
    Buildings                                   Straight line          40
    Machinery and equipment                     Straight line         8-12
    Leasehold improvements                      Straight line         5-20
    Leased plant and equipment                  Straight line         3-5

    Plant and equipment held under capital leases and leasehold improvements are amortized on a straight line basis over the shorter of the lease term or estimated useful life of the asset.

(g) GOODWILL

    Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized on a straight line basis over the expected periods to be benefited, generally 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows, using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h) RESEARCH AND DEVELOPMENT, AND ADVERTISING

    Research and development, and advertising costs are expensed as incurred. Amounts expensed were as follows:


                                           Year ended   Year ended   Year ended
                                           January 31,  January 31,  January 31,
                                              1995         1996         1997
                                           (unaudited)  (unaudited)  (unaudited)
                                                     (in A$ thousands)
   Research and development                $ 1,229         1,093        1,070
   Advertising                             $ 6,745         7,218        7,547
                                           =======        ======       ======

(i) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income (loss) in the period that includes the enactment date.

(j) SHARE OPTION PLAN

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, in 1996, under which the Company elected to continue following the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for its share option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying share exceeded the exercise price.

(k) COMMITMENTS AND CONTINGENCIES

    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(l) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(m) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(n) RENT EXPENSE, SURPLUS LEASED SPACE AND LEASE INCENTIVES

    The Company leases certain store locations under operating leases which provide for annual payments that increase over the lives of the leases. Total payments under the leases are expensed as incurred over the lease terms.

    Where premises under a non-cancellable operating lease become vacant during the lease term, a charge is recognized on that date equal to the present value of the expected future lease payments less any expected future sub-lease income.

    If the Company receives incentives provided by a lessor to enter into an operating lease agreement, these incentives are brought to account as reductions in rent expense over the term of the lease on a straight-line basis.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o) REVENUE RECOGNITION

    Revenue (net of estimated returns and allowances) is recognized at the point of shipment for wholesale sales to external customers and the point of sale for retail goods.

(p) CASH AND CASH EQUIVALENTS

    Cash includes cash on hand and at bank. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(q) STORE PRE-OPENING COSTS

    Store pre-opening costs are expensed when incurred.

(r) EARNINGS PER SHARE

    Earnings per share are computed by dividing net earnings available to ordinary shareholders by the weighted average number of ordinary shares and as appropriate, dilutive ordinary share equivalents outstanding for the period. The calculation of fully diluted earnings per share did not differ significantly from primary earnings per share and has therefore not been presented.

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which specifies the computation, presentation and disclosure requirements for earnings per share. This statement is effective for both interim and annual reporting periods ending after December 15, 1997. Had SFAS No. 128 been in effect, "basic" and "diluted" earnings per share would not have been significantly different to those reported in the Consolidated Statements of Operations and hence have not been presented.



    Pro forma supplementary earnings per share are computed by assuming proceeds from the public offering which will be utilized to repay debt subsequent to the public offering were utilized to repay the debt at the beginning of the applicable period to which earnings per share relates. The weighted average number of ordinary shares outstanding is increased for the number of ordinary shares issued to enable repayment of such debt. Pro forma supplementary earnings per share and weighted average shares outstanding were:

                                                            Year ended
                                                         January 31, 1997
                                                            (unaudited)
                                                         ----------------
Pro-forma supplementary
 net income per ordinary share
 and ordinary share equivalent
 (A$ per share).......................................        $0.30

Pro-forma weighted average
 shares outstanding (in thousands)....................        5,495
                                                              =====

(s) FOREIGN CURRENCY TRANSLATION

    Foreign currency transactions are converted to Australian currency at the rates of exchange applicable at the dates of the transactions. Amounts receivable and payable in foreign currencies at balance date are converted at the year end rates.

    Gains and losses from conversion of monetary assets and liabilities, whether realized or unrealized, are included in income or loss before income taxes as they arise.

    Assets and liabilities of overseas subsidiaries are translated at year end rates and operating results at the average rates ruling during the year.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2   DERIVATIVE FINANCIAL INSTRUMENTS

    The notional amount of foreign currency forward contracts used as a means of offsetting fluctuations in the dollar value of foreign currency accounts payable totalled:

                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)
                                                   (in A$ thousands)

    Foreign exchange contracts          $ 3,789          1,013         4,232
                                        =======         ======        ======

    The fair value of these contracts at each period end is not significant. All of the currency derivatives expire within one year and are for United States dollars. The counterparties to the contracts are major financial institutions. The risk of loss to the Company in the event of non-performance by a counterparty is not significant.

3   ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following:

                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)

                                                   (in A$ thousands)

    Trade accounts receivable           $ 7,487          7,258         6,903
    Less: Reserve for doubtful
     accounts                              (216)          (241)         (377)
                                        -------         ------        ------
                                          7,271          7,017         6,526
    Receivables from related
     parties                                 58             53           125
    Other receivables                       453          1,131           699
                                        -------         ------        ------
                                        $ 7,782          8,201         7,350
                                        =======         ======        ======

4   INVENTORIES

    The major classes of inventories are as follows:

                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)
                                                   (in A$ thousands)

     Finished goods                    $ 29,692         32,427        29,470
     Work in progress                     1,326          2,055         1,778
     Raw materials                        2,733          2,693         3,116
                                       --------        -------       -------
                                         33,751         37,175        34,364
     Less: Reserve for
      obsolescence                         (180)          (467)         (436)
                                       --------        -------       -------
                                       $ 33,571         36,708        33,928
                                       ========        =======       =======

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5   INVESTMENTS IN AFFILIATED COMPANIES

    Investments in affiliated companies consist of 33 1/3 percent of the ordinary shares of Bromic Pty Limited and subsidiaries ("Bromic"), an Australian Group which imports and distributes componentry to the gas and appliance industries, and 50 percent of the ordinary shares of GLG Trading Pte Limited ("GLG"), a Singapore company which acts as a buying office for Barbeques Galore and other third parties. The shareholding in this company was originally 100 percent but was reduced to 50 percent on July 1, 1995 by issuing shares in that company to a Director of GLG who is also the General Manager of that company.

    The Company also previously held a 50 percent interest in GLG (NZ) Limited ("GLG NZ"). This investment was sold in December 1995 for total consideration of A$2,395,000. A gain on sale of A$2,303,000 has been recognized in the income statement and is included in other expenses (income).

    Bromic provides liquid petroleum gas cylinders and related products such as manifolds, bundy tubes, glass and barbecue ignitions to the Company. GLG supplies cast iron used in the manufacture of burners, hot plates and grills, small assembled barbecues and certain accessories such as tongs and warming racks. Purchasing from GLG NZ consisted mainly of cowls, flue kits, spare parts and other heating equipment.

    Sales to affiliated companies are not significant. Interest is also charged on amounts owing from affiliates at commercial rates but is not significant. Amounts owing from affiliates are in relation to cash advances.

    Prices charged between the Company and its affiliates are set at the level of prices that are charged to unrelated parties. Trading with affiliates for each period and amounts outstanding at each period end are as follows:


                                      Year ended      Year ended    Year ended
                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)   (unaudited)
                                                   (in A$ thousands)
    Purchases from affiliates:
    - Bromic                            $ 3,579          3,616         3,476
    - GLG NZ                                 14             77           188
    - GLG Pte Ltd                             -          4,627         4,922
                                        -------         ------        ------
                                        $ 3,593          8,320         8,586
                                        =======         ======        ======
    Dividends received or due and
     receivable from affiliates
    - Bromic                            $   130            250           175
    - GLG NZ                                260          1,212             -
    - GLG Pte Ltd                             -              -           198
                                        -------         ------        ------
                                        $   390          1,462           373
                                        =======         ======        ======

                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)
                                                   (in A$ thousands)
    Owing to affiliates:
    - GLG NZ                            $     -             99             -
                                        =======         ======        ======
    Receivable from affiliates:
    - Bromic                            $   522            716           863
    - GLG NZ                              1,434              -           195
                                        -------         ------        ------
                                        $ 1,956            716         1,058
                                        =======         ======        ======

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5   INVESTMENTS IN AFFILIATED COMPANIES (CONTINUED)

                                      January 31,     January 31,   January 31,
                                         1995            1996          1997
                                      (unaudited)     (unaudited)
                                                   (in A$ thousands)
    Investment in affiliates            $ 1,052            638           491
                                        =======         ======        ======

    Investments in affiliates are included in the balance sheet as other non-current assets. As the shares of these entities are not traded, the investment in these companies is carried at the equity accounted value representing cost plus the Company's share of undistributed profits. The balance date of all affiliates is June 30. Combined summarized financial data at their most recent balance dates are as follows:

                                                   June 30,  June 30,  June 30,
                                                     1995      1996      1997
                                                        (in A$ thousands)
   Current assets                                  $ 13,974     7,229     6,925
   Current liabilities                               13,734     4,778     3,666
                                                   --------   -------   -------
   Working capital                                      240     2,451     3,259
   Property, plant and equipment, net                 6,131     1,307     1,215
   Other assets                                         389       549       408
   Long-term debt                                    (4,261)   (2,498)   (2,412)
                                                   --------   -------   -------
   Shareholders' equity                            $  2,499     1,809     2,470
                                                   ========   =======   =======
   Sales                                           $ 37,049    22,926    18,034
                                                   ========   =======   =======
   Gross profit                                    $ 11,983     9,025     4,637
                                                   ========   =======   =======
   Net income                                      $  2,131     1,484       963
                                                   ========   =======   =======

6   PROPERTY, PLANT AND EQUIPMENT

                                     January 31,    January 31,     January 31,
                                        1995           1996            1997
                                     (unaudited)    (unaudited)
                                                 (in A$ thousands)
   Land and buildings                 $  3,198          3,198           3,198
   Machinery and equipment              13,363         14,023          15,453
   Leasehold improvements                2,581          2,902           6,110
   Assets under capital
    leases                               2,981          5,036           6,912
                                      --------       --------        --------
                                        22,123         25,159          31,673
   Less: Accumulated
    depreciation/amortization           (8,313)       (10,640)        (13,325)
                                      --------       --------        --------
                                      $ 13,810         14,519          18,348
                                      ========       ========        ========

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7 GOODWILL

                                January 31,       January 31,       January 31,
                                   1995              1996              1997
                                (unaudited)       (unaudited)
                                             (in A$ thousands)
  Goodwill                         $ 543               654             1,704
  Less: Accumulated amortization    (139)             (180)             (228)
                                   -----              ----             -----
                                   $ 404               474             1,476
                                   =====              ====             =====

8 LEASES

  The Company is obligated under various capital leases for store improvements and certain machinery and equipment that expire at various dates during the next five years. The capital leases for store improvements relate to the purchase of furniture and fixtures installed in retail stores. These retail stores are all managed under operating leases. Machinery and equipment under capital leases includes leased machinery, office furniture and fixtures and certain motor vehicles. All capital lease liabilities are secured by the asset to which the lease relates. The gross amount of store improvements and machinery and equipment and related accumulated amortization recorded under capital leases are as follows:

                                January 31,       January 31,       January 31,
                                   1995              1996              1997
                                (unaudited)       (unaudited)
                                             (in A$ thousands)
  Store improvements               $  817            2,106            3,119
  Machinery and equipment           2,164            2,930            3,793
                                   ------           ------           ------
                                    2,981            5,036            6,912
  Less: Accumulated amortization     (584)          (1,268)          (2,216)
                                   ------           ------           ------
                                   $2,397            3,768            4,696
                                   ======           ======           ======

  The Company also has entered into non-cancellable operating leases, primarily for retail stores. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) consisted of the following:

                                Year ended        Year ended        Year ended
                                January 31,       January 31,       January 31,
                                   1995              1996              1997
                                (unaudited)       (unaudited)       (unaudited)
                                             (in A$ thousands)
  Rental expense                   $9,446            10,078            10,153
                                   ======            ======            ======

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8    LEASES (CONTINUED)

     Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of January 31, 1997 are:

                                                                                   Capital          Operating
                                                                                    leases           leases
                                                                                       (in A$ thousands)
     Year ending January 31,
     1998                                                                           $1,908           $ 9,541
     1999                                                                            1,720             8,308
     2000                                                                            1,231             6,896
     2001                                                                            1,042             5,098
     2002                                                                              249             3,887
     Years subsequent to 2002                                                            -            10,822
                                                                                    ------           -------
     Total minimum lease payments                                                    6,150           $44,552
                                                                                                     =======
     Less: Amount representing interest (at rates ranging from 9.5% to 12.0%)       (1,239)
                                                                                    ------
     Present value of net minimum capital lease payments                             4,911
                                                                                    ------
     Less: Current portion of obligations under capital leases                      (1,395)
                                                                                    ------
     Obligations under capital leases, excluding current portion                    $3,516
                                                                                    ======

9    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                    January 31,     January 31,      January 31,
                                       1995            1996             1997
                                    (unaudited)     (unaudited)
                                                 (in A$ thousands)
     Trade accounts payable           $ 4,156          3,736          $ 4,968
     Accrued liabilities                4,401          4,419            5,887
     Employee benefits                  2,025          1,942            1,745
     Other                                517            528            1,093
                                       ------        -------          -------
                                      $11,099         10,625          $13,693
                                      =======        =======          =======

     Included in other liabilities at January 31, 1997 is an amount of $369,000 in respect of the planned relocation of the enamelling facilities. The accrual relates to future lease costs of the vacated premises, the writedown of plant that will be scrapped (allowing for future depreciation charges until the planned exit date) and costs to make good the premises. An exit plan was established and approved by the Board of Directors prior to January 31, 1997. The implementation of the plan has commenced, work is continuing and the exit strategy remains unchanged.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10   LONG-TERM DEBT

     Long-term debt consists of the following:

                                January 31,     January 31,     January 31,
                                   1995            1996            1997
                                (unaudited)     (unaudited)
                                          (in A$ thousands)
     Current:
     Bank bills                 $  8,844           9,949           2,964
     Property loan                     -               -               -
                                --------        --------        --------
                                $  8,844           9,949           2,964
                                ========        ========        ========
     Non-current:
     Bank bills                 $  6,474           6,447          18,568
     Property loan                 2,100           2,100           2,150
                                --------        --------        --------
                                $  8,574           8,547          20,718
                                ========        ========        ========

     The Company and its subsidiaries have access to a facility with the Australia and New Zealand Banking Group Limited ("ANZ") (the "ANZ Facility") with credit facilities aggregating up to A$53,700,000. This includes a multi-purpose facility of A$31,700,000, a trade finance facility of A$10,000,000 and a stand-by credit facility of A$12,000,000. The stand-by credit facility is classified as a current facility as it is repayable on the earlier of the date of the Company's Initial Public Offering or December 31, 1998. As at January 31, 1997 the Company had not utilized A$30,422,000 of the total facility. The ANZ Facility is secured by a first security interest over the Company's present and future
     Australian assets. The Company has agreed to grant to ANZ, and ANZ is in the process of creating, a second security interest (subordinate to a lien under the Merrill Lynch Facility detailed below) in all the Company's assets in the United States. The ANZ Facility is further guaranteed by each subsidiary of the Company.

     Bank bills are generally taken out over a 90 day period and rolled over at the end of their respective terms. As at January 31, 1997, the weighted average interest rate accruing on the bank bills utilized under the ANZ Facility was 7.2% per annum. Under the terms of the agreement, the bank bills may be repaid at the Company's option provided the facility limit is not breached other than the stand-by facility. For this reason, the majority of the outstanding balance relating to bank bills and term loans is classified as a non-current liability.

     The property loan is accruing interest at a rate of 9.35% per annum and is secured by a registered first mortgage over the freehold property of the Company.

     As the borrowings under the ANZ facility are subject to renegotiation on December 31, 1998, non-current long-term debt matures during the financial year ended January 31, 1999. The Company has historically renegotiated its credit facilities on similar terms and conditions and expects the current facility to be extended subsequent to December 31, 1998.

     All committed facilities are provided subject to the standard Australian practice of regular annual review of required limits, the Company's performance and the normal terms and conditions, including financial covenants, applicable to bank lending. The Company was in compliance with the financial covenants set out in the ANZ Facility agreement as at January 31, 1997.

     In addition, in February 1995, the Company's US subsidiary ("Galore USA") entered into a five year credit facility with Merrill Lynch. This facility includes a term loan of US$600,000 and a revolving line of credit of US$1,550,000. Indebtedness under the term loan and the revolving line of credit accrues interest at the 30 day commercial paper rates plus 2.7% or 2.65% respectively, and is payable monthly. The Merrill Lynch facility is secured by a first security interest in all Galore USA present and future assets. As of January 31, 1997 Galore USA had not utilized US$942,000 of this facility.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  LONG-TERM DEBT (CONTINUED)

     The Company's total long-term debt matures as follows:

                                            (in A$ thousands)
     Year ending January 31,
     1998                                       $ 2,964
     1999                                        20,691
     2000                                            22
     2001                                             5
                                                -------
                                                $23,682
                                                =======

     In conjunction with the Capital Reduction in December 1996 (detailed in
     Note 12 to the consolidated financial statements), the Company issued unsecured convertible notes with a face value of A$8.38 amounting to A$10,041,952. The notes carry an interest rate of 10.25% per annum, include financial covenants and confer rights to the noteholders as creditors and not as shareholders.

     The notes are convertible into fully paid shares by the noteholder at any time after the first anniversary of issue but prior to the eighth anniversary. If a stock exchange listing occurs, the Company may redeem the notes providing certain conditions are met, failing which the Company must repay the principal outstanding on each note on the eighth anniversary. Upon conversion, the notes will convert at a ratio of one ordinary share for each convertible note held. If all notes are converted, this will result in an additional 1,197,926 ordinary shares being issued.

11   INCOME TAXES

     Income (loss) before income taxes was taxed under the following jurisdictions:

                                       Year ended     Year ended     Year ended
                                       January 31,    January 31,    January 31,
                                          1995           1996           1997
                                      (unaudited)     (unaudited)    (unaudited)
                                                    (in A$ thousands)
     Australia                           $5,296         4,970            (755)
     United States                          522           989             485
                                         ------        ------           -----
                                         $5,818         5,959            (270)
                                         ======        ======           =====

     The expense (benefit) for income taxes is presented below:

                                       Year ended     Year ended     Year ended
                                       January 31,    January 31,    January 31,
                                          1995           1996           1997
                                      (unaudited)     (unaudited)    (unaudited)
                                                    (in A$ thousands)
     Current:
     Australia                           $2,122           898             738
     United States                           15            33             234
                                         ------        ------           -----
                                          2,137           931             972
                                         ------        ------           -----
     Deferred:
     Australia                             (659)         (435)           (904)
     United States                            -             -            (890)
                                         ------        ------           -----
                                         $1,478           496            (822)
                                         ======        ======           =====

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11   INCOME TAXES (CONTINUED)

     Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the Australian federal income tax rate to pretax income from continuing operations as a result of the following:

                                                             Year ended     Year ended     Year ended
                                                             January 31,    January 31,    January 31,
                                                                1995           1996           1997
                                                            (unaudited)     (unaudited)    (unaudited)
                                                                          (in A$ thousands)
     Computed "expected" tax expense                          $1,920           2,145            (97)
     Increase (reduction) in income taxes resulting
     from:
     State taxes, net of federal tax benefit                      31              60            208
     Change in the valuation allowance                          (194)           (406)        (1,109)
     Equity in earnings of affiliates not subject to
     taxation                                                   (230)           (434)          (136)
     Capital profit on sale of affiliate                           -            (829)             -
     Other, net                                                  (49)            (40)           314
                                                              ------           -----         ------
                                                              $1,478             496           (822)
                                                              ======           =====         ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                             January 31,    January 31,    January 31,
                                                                1995           1996           1997
                                                            (unaudited)     (unaudited)
                                                                          (in A$ thousands)
     Deferred tax assets:
     Provisions not presently deductible                      $ 1,191         1,316           1,482
     Plant and equipment, due to differences in
     depreciation                                                 215           287             424
     Inventories, due to capitalized costs                        208           211             195
     Borrowing expenses capitalized for tax purposes               29             -             302
     Leases, due to differences in lease payments,
     interest and amortization                                     29            52             136
     Unearned income                                               91           105             116
     Net operating loss carryforward                            1,156           745             562
     Other                                                          -            89             432
                                                              -------        ------          ------
     Total gross deferred tax assets                            2,890         2,805           3,649
                                                              -------        ------          ------
     Less: Valuation allowance                                 (1,515)       (1,109)              -
                                                              -------        ------          ------
                                                                1,375         1,696           3,649
     Deferred tax liabilities:
     Prepayments                                                  261           147             178
     Rebates receivable                                             -             -             128
                                                              -------        ------          ------
     Total gross deferred tax liabilities                         261           147             306
                                                              -------        ------          ------
     Net deferred tax asset                                   $ 1,114         1,549           3,343
                                                              =======        ======          ======

                                      Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11 INCOME TAXES (CONTINUED)

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The change in the valuation allowance for deferred tax assets between January 31, 1996 and January 31, 1997 is due to the recoupment of net operating loss carryforwards and management's assessment that the realization of the net operating loss carryforwards was more likely than not to be realized. In order to fully realize the deferred tax asset, the company will need to generate future taxable income of approximately A$1,413,000 prior to the expiration of the net operating loss carryforwards in 2012. Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely that not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

12 SHAREHOLDERS' EQUITY

   On December 31, 1996, the Company consummated a series of transactions to effect a reduction in the ordinary shares of the Company (the "Capital Reduction"). Pursuant to the Capital Reduction, the Company repurchased and cancelled 2,743,878 fully paid ordinary shares and 101,520 options to purchase ordinary shares, for a total consideration of A$20,078,000. The Company financed the Capital Reduction through:

   (i)    the issuance and sale of A$10,041,952 in Convertible Notes; and

   (ii) the provision of an additional standby facility of A$12,000,000 from the Company's bankers, ANZ. This standby facility will only be available to the Company until the earlier of the Company's Initial Public Offering or December 31, 1998.

   The effect of the Capital Reduction was to reduce the ordinary shares of the Company to A$6,219,661 (comprising 1,706,542 fully paid ordinary shares of A$3.64 each) from A$16,220,000 (comprising 4,450,420 fully paid ordinary shares of A$3.64 each). Subsequent to the consummation of the Capital Reduction, all outstanding ordinary shares were owned by the executive directors of the Company and their related interests and the Company's pension plan. The Company was delisted from the Australian Stock Exchange following the Capital Reduction.

   The Company incurred costs in connection with the Capital Reduction of approximately A$1,132,000. These amounts have been expensed and are included in other expenses (income) in the consolidated statements of operations for the year ended January 31, 1997.

   Additionally, in connection with the Capital Reduction, the Company also acquired the remaining 15% interest in The Galore Group (USA) Inc. ("Galore USA") from Mr. Sydney Selati, President of Galore USA, for consideration of A$1,000,000. The transaction was effected by the issuance of 137,189 ordinary shares ($7.29 per share) of the Company. Mr. Sydney Selati was subsequently appointed a director of Barbeques Galore on July 21, 1997.

                                      Barbeques Galore Limited and subsidiaries
                                              Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13 SHARE OPTION PLAN

   EXECUTIVE SHARE OPTION PLAN (CONTINUED)

   Effective January 31, 1997, the Company adopted an executive share option plan (the "Executive Plan") under which the Board of Directors granted certain members of management options to purchase ordinary shares in the Company. A total of 203,038 options were issued under the Executive Plan with an exercise price of A$8.38 per share. The options do not vest until February 1, 1999 after which each Optionholder is entitled to subscribe for one fully paid ordinary share. The options are not quoted and are due to expire on the earlier of the 5th anniversary from the issue date or, subject to certain conditions, on cessation of employment.

   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its share options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its share options under SFAS No. 123, the Company's earnings per share for the year ended January 31, 1997 would have been A$0.13 per ordinary share.

   The fair value of each share option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rate of 6.49%; no dividend yield; expected lives of 2.5 years and volatility of 17.97%. The fair value of the options as at January 31, 1997 has been calculated to be A$182,000.

   1997 SHARE OPTION PLAN

   Under the terms of the Company's 1997 share option plan (the "1997 Plan"), a total of 329,254 ordinary shares have been authorized for issuance. The 1997 Plan received approval from the Board of Directors of the Company on October 1, 1997.

   The 1997 Plan consists of the Option Grant Program, under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase ordinary shares at an exercise price not less than eighty-five percent (85%) of their fair market value on the grant date.

   The Plan Administrator will have complete discretion, within the scope of its administrative jurisdiction under the 1997 Plan, to determine which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the vesting schedule to be in effect for the option grant, the maximum term for which any granted option is to remain outstanding and the status of any granted option as either an incentive share option or a non-statutory share option under the Federal tax laws.

   TERMINATED PLAN

   On November 25, 1993, the Company adopted a share option plan ("the 1993 Plan") pursuant to which the Company's Board of Directors could grant share options to officers and key employees. 128,958 options were granted with an exercise price of A$5.83 on November 25, 1993. On November 28, 1995, the Company granted a further 27,438 options with an exercise price of A$5.65.

   On December 31, 1996, and in connection with the Capital Reduction, all outstanding options were repurchased by the Company from the Optionholders. Compensation for the cancellation of the 101,520 options amounted to A$78,000.

   The total compensation paid by the Company to cancel the options has been expensed during the year ended January 31, 1997 and is included in selling, general and administrative expenses.

14 COMMITMENTS AND CONTINGENCIES

   Product liability claims have been made against certain companies in the group which are not expected to result in any material loss to the Company.

   The Company entered into a joint and several guarantee together with the directors of Bromic Pty Limited in favour of ANZ in respect of a A$900,000 facility. On February 25, 1997, ANZ released the Company from this guarantee.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15   GEOGRAPHIC SEGMENT INFORMATION

     Net income by geographic region is summarized below (in thousands):

                             Year ended      Year ended      Year ended
                             January 31,     January 31,     January 31,
                                1995            1996            1997
                             (unaudited)     (unaudited)     (unaudited)
                                          (in A$ thousands)
     Australia               $   3,833           4,507           (589)
     United States                 507             956          1,141
                             ---------       ---------       --------
                             $   4,340           5,463            552
                             =========       =========       ========


16   RELATED PARTY TRANSACTIONS

     The directors of the Company believe that transactions with related parties are on normal terms and conditions no more favourable than those available to other third parties unless otherwise stated.

     Amounts are advanced to the Company by the directors at a commercial rate of interest.

     The company shares premises and incurs rent and operating expenses on behalf of Rebel Sport Limited. Mr. Linz and Mr. Gavshon were directors of Rebel Sport Limited up until July 10, 1997. These amounts are payable to the Company on 30 day terms.

     The above related party transactions and amounts outstanding at each period end are as follows:

                                                              January 31,     January 31,     January 31,
                                                                 1995            1996            1997
                                                              (unaudited)     (unaudited)
                                                                        (in A$ thousands)
     Amounts owing to directors or director related
      entities                                                $    494            1,347           1,231
     Amounts owing from Rebel Sport Limited                         58               53             125
                                                              ========        =========       =========

                                                              Year ended      Year ended      Year ended
                                                              January 31,     January 31,     January 31,
                                                                 1995            1996            1997
                                                              (unaudited)     (unaudited)     (unaudited)
     Interest costs incurred in respect of amounts
      advanced by directors or director related entities      $      6                62              96
     Amounts advanced to Rebel Sport Limited                       427               720             713
     Amounts reimbursed by Rebel Sport Limited                    (471)             (725)           (641)
                                                              ========         =========       =========

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid during the year for:

                                                    Year ended     Year ended    Year ended
                                                    January 31,    January 31,   January 31,
                                                       1995           1996          1997
                                                    (unaudited)    (unaudited)   (unaudited)
    Interest                                        $  2,035         2,470         2,432
    Income taxes                                         276           927           812
                                                    ========         =====         =====

    During the period ended January 31, 1997 the Company acquired Mr. Sydney Selati's 15% interest in Galore USA for consideration of A$1,000,000. The transaction was effected by the issuance of 137,189 ordinary shares (A$7.29 per share) of the Company.

    During the periods, the Company acquired plant and equipment by means of capital leases which are not reflected in the consolidated statements of cash flows with an aggregate fair value of:

                                     Year ended     Year ended     Year ended
                                     January 31,    January 31,    January 31,
                                        1995           1996           1997
                                     (unaudited)    (unaudited)    (unaudited)
                                               (in A$ thousands)
    Equipment acquired under
     capital leases                  $  1,668          2,091          1,893
                                     ========          =====          =====

    On July 1, 1995, the company's interest in GLG Trading Pte Limited was reduced from 100% to 50% by the issue of additional shares in GLG Trading Pte Limited. The deconsolidation of GLG Trading Pte Limited has resulted in the reversal of the opening cash balance of GLG Trading Pte Limited in the Statement of Cash Flows as the Company has accounted for its investment on an equity basis from July 1, 1995.

18  PENSION PLANS

    The Company and its Australian subsidiaries have established defined contribution pension plans for the provision of benefits to their Australian employees on retirement, death or disability. Benefits provided under the plans are based on contributions for each employee. Company contributions are 6% of gross salary for all employees except for certain executives for whom the Company contributes 10%.

    The Company and employees contribute various percentages of gross income. The plans are of an accumulation type and as such, the Company has:

    . no commitment to fund retirement benefits other than the percentage of each employee's salary as prescribed by the relevant trust deed; and

    . no legal obligation to cover any shortfall in the funds' obligations to provide benefits to employees on retirement.

    The pension plans comply with Australian regulatory provisions set by the Insurance and Superannuation Commission. The Company has complied with the provisions of the Superannuation Guarantee Charge Act.

    The Company also sponsors a defined contribution plan in the United States covering substantially all employees who meet specified age and service requirements. Company contributions are discretionary. The Company has not contributed and does not anticipate contributing to the plan for the year ended January 31, 1997.

                                       Barbeques Galore Limited and subsidiaries
                                               Consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18  PENSION PLANS (CONTINUED)

    Contributions expensed under these plans were as follows:

                           Year ended    Year ended    Year ended
                           January 31,   January 31,   January 31,
                              1995          1996          1997
                           (unaudited)   (unaudited)   (unaudited)
    Contribution expense      $  911         974           996
                              ======         ===           ===

19  SUBSEQUENT EVENTS

    The Board of Directors has authorized the filing of a registration statement for an Initial Public Offering (the "Offering") of the Company's ordinary shares. Upon successful consummation of the Offering, the Company intends to use the proceeds to repay outstanding debt and procure the conversion or redemption of the convertible notes (refer note 10). In addition the proceeds will be used to fund capital expenditures related to the expansion of the Company's operations and for working capital and other general corporate purposes.

    The Company's Board of Directors and Shareholders have approved an 18.223 for one reverse stock split of the Company's ordinary shares thereby adjusting the authorized share capital to 27,437,853 shares immediately prior to the Offering. All share, per share and share option data for all periods presented have been restated to reflect the stock split.